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Exhibit 10.22

CONSULTANCY LETTER AGREEMENT

EFFECTIVE DATE: January 31, 2023

BY AND BETWEEN: ITEOS THERAPEUTICS INC. (“ITEOS”)

ADDRESS: 321 Arsenal St., Watertown, MA 02472

AND

CONSULTANT’S NAME: Matthew Roden (“You” or “Consultant”)

CONSULTANT’S ADDRESS:

(hereinafter ITEOS and Consultant being referred to as the “Parties” collectively or “Party” individually).

RE: Consultancy Letter Agreement

Dear Dr. Roden,

This consultancy letter agreement (the "Agreement") confirms your engagement by ITEOS as a consultant for ITEOS, as of the Effective Date set forth above, to perform certain services as may be agreed in writing from time to time as set forth below (collectively, the "Services").

1.
Services shall include appropriate support reflecting your medical, scientific, technical or other expertise. The Services shall be specified in writing by you and ITEOS, by executing an addendum in the form attached hereto as Exhibit A (each such executed addendum being a “Work Order”). You will perform the Services for ITEOS during the term of this Agreement at such times as you are reasonably available and in response to ITEOS’ requests for Services.
2.
ITEOS shall pay you fees as detailed with the Work Order in Exhibit A attached hereto.

In addition, ITEOS will reimburse for reasonable out-of-pocket expenses in performing the Services, provided the expenses are pre-approved by ITEOS. Out-of-pocket and pass-through costs shall not include any overhead or profit and must be supported by original invoices.

Requests for payment for Services and other pre-approved reimbursements shall be submitted no less frequently than quarterly in arrears or as otherwise agreed between the Parties, with original supporting documentation attached. All invoices will be paid by ITEOS within thirty (30) days of receipt. Payment will be made by ITEOS in accordance with the details set forth in each Work Order.

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You shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers' compensation insurance coverage.

3.
No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as being, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending or arranging for the purchase, lease or order of any item or service.
4.
The term of this Agreement ("Term") shall commence on the last date of execution of this Agreement or – if later – on the Effective Date and shall continue in full force and effect for one (1) year from that date, unless sooner terminated pursuant to Section 5, and may be extended or modified only upon the written agreement of you and ITEOS. However, if a Work Order is entered into prior to the end of the Term, this Agreement shall remain in full force and effect until the satisfactory completion of such Work Order.
5.
Each Party may terminate this Agreement or any of the Services to be performed hereunder, at any time and for any reason whatsoever or without reason upon one (1) month written notice to the other Party. Upon delivery of such notice, you shall immediately
(i)
cease performing the affected Service(s) including other activities in connection with the performance of such Services, unless ITEOS otherwise directs you to perform certain Service(s) and/or complete an orderly wind-down of Service(s) up to the effective date of termination;
(ii)
deliver to ITEOS all work in progress; and,
(iii)
return to ITEOS all Confidential Information (as defined in Section 6).

Upon termination, ITEOS' sole obligation to you shall be to pay you any outstanding monies owed to you up to the time of such notice of termination, for Services actually performed and, subject to ITEOS' obligation (if any) to reimburse the reasonable out-of-pocket expenses actually incurred by you up to the date of termination. You shall furnish ITEOS with notice of any outstanding expenses within sixty (60) days from the date of termination. To the extent that such actual charges and expenses shall be less than the total monies previously paid to you, you shall promptly refund to ITEOS any and all excess funds. ITEOS' right to terminate this Agreement pursuant to this Section 5 shall be in addition to other rights and remedies that ITEOS may have at law or in equity.

6.
During the term of this Agreement and thereafter (including following any termination), you agree to retain in confidence and to refrain from disclosing or using for your benefit or the benefit of any third party, any and all data and information disclosed to you or generated pursuant to the Services hereunder or obtained from ITEOS by you or your representative and any and all data or analyses and studies arising or derived from such information or data (collectively, “Confidential Information”). Confidential Information also includes information relating to research and development and commercial plans of ITEOS. These restrictions undergo the following exclusions, provided that you shall bear the burden of establishing any of the forthcoming exclusions:
(i)
Information that is or subsequently becomes generally known to the public without any violation of this Agreement by you;
(ii)
you can demonstrate by authentic business records to have been in possession of such information prior to first receipt from ITEOS;

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(iii)
information is disclosed to you by a third party who has the right to make such disclosure without any obligation of confidentiality to ITEOS;
(iv)
information is independently developed by you without reference to ITEOS’ Confidential Information; or,
(v)
you are required by judicial or other government order to disclose Confidential Information, provided that (a) you give ITEOS a reasonable written notice prior to such disclosure to allow ITEOS a reasonable opportunity to seek a protective order or equivalent; or (b) if such protective order or equivalent is not obtained, you make any required disclosures in consultation with ITEOS; or (c) you disclose only that portion of Confidential Information which you are advised by written opinion of counsel you are legally required to disclose; and (d) you shall use your best efforts to obtain an order or other reliable written assurance from the applicable judicial or governmental entity that it will afford Confidential Information the highest level of protection afforded under applicable law or regulation.
7.
You shall neither disclose to ITEOS nor induce ITEOS to use any secret or confidential information or material belonging to others, including current or former employers or companies which have retained you as a consultant.
8.
You will not, without the prior written permission of ITEOS, use information and data you have received or generated under this Agreement for any purpose other than in carrying out this Agreement. You further agree not to submit for publication any paper containing information and data you have received or generated under this Agreement without the prior written permission of ITEOS. Neither Party may use the name of the other Party in any publicity or advertising nor may issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, without the prior consent of the other Party, except with respect to any disclosures required by ITEOS under applicable law, including but not limited to the Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended.
9.
ITEOS shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of you during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to ITEOS. You hereby make all assignments necessary to accomplish the foregoing ownership. You shall assist ITEOS, at ITEOS’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. You hereby irrevocably designate and appoint ITEOS as your agents and attorneys-in-fact, coupled with an interest, to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by you and all other creators or owners of the applicable Invention.

You agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of you during the period that you are to be providing the Services that relate to ITEOS or the business or demonstrably anticipated business of ITEOS or in connection with the Services or that are received by or for ITEOS in confidence, constitute “Proprietary Information.” You shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, you shall not be obligated under this paragraph with respect to information you can document is or becomes readily publicly available without restriction through no fault of your own. Upon termination or

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as otherwise requested by ITEOS, you will promptly provide to ITEOS all items and copies containing or embodying Proprietary Information, except that you may keep personal copies of compensation records and this Agreement. You also recognize and agree that you have no expectation of privacy with respect to ITEOS’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that your activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

As additional protection for Proprietary Information, you agree that during the period over which you are to be providing the Services, and for six (6) months thereafter, (i) you will not directly or indirectly encourage or solicit any employee or consultant of ITEOS to leave ITEOS for any reason and (ii) you will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of ITEOS, and you will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of ITEOS. Without limiting the foregoing, you may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of your obligation under this Agreement or otherwise.

To the extent allowed by law, any license granted ITEOS hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). Furthermore, you agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, ITEOS may and is hereby authorized to (and to allow others to) use your name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, you hereby provide any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible and agree not to assert any Moral Rights with respect thereto. You will confirm any such ratifications and consents from time to time as requested by ITEOS. If any other person is in any way involved in any Services, you will obtain the foregoing ratifications, consents and authorizations from such person for ITEOS’s exclusive benefit.

If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to you (or any person involved in the Services) and not assigned hereunder, you hereby grant ITEOS and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of ITEOS’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

10.
You warrant and agree that you will perform the Services in a professional and workmanlike manner and that you will comply with all of ITEOS’ policies and procedures communicated to you by ITEOS. ITEOS shall assume no liability and you hereby agree to indemnify and hold ITEOS harmless for any damages or losses which result from your negligence or from the performance of your Services and obligations hereunder.
11.
You agree not to sell, directly or indirectly, any security or other interest, or take advantage of any investment opportunity which, because of Confidential Information obtained in performing Services under this Agreement, is or becomes known to you.
12.
You warrant and agree that you (i) are familiar with all applicable anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and all applicable

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anti-corruption and anti-bribery laws in effect in the countries in which you conduct or will conduct business and (ii) agree that in the course of your performance under this Agreement, you will not, either directly or through an intermediary, give or offer to give anything of value to a government official (or candidate for government office), an official of a public international organization, or a political party or party official, for purposes of influencing the official’s decisions, inducing the official to do or omit doing some act, or securing any improper advantage. Any breach of the foregoing obligation shall constitute a material breach of this Agreement and shall entitle ITEOS to exercise all available remedies hereunder at law or in equity.

13.
You represent and warrant that as of the date of this Agreement:
(i)
you have authority to execute this Agreement, and you know of no legal restriction which would prevent, impair or otherwise affect your ability to enter into this Agreement (including all applicable laws, regulations and policies), and if you lose such ability, you shall report it immediately to ITEOS;
(ii)
ITEOS’ payment of fees to you hereunder is permissible under all laws, regulations and rules applicable to you and does not present a real or apparent conflict of interest;
(iii)
you are not a party to any agreement that is inconsistent with this Agreement, or that will in any way conflict with your ability to fulfill the terms of this Agreement, and you will not enter into any such agreement during the term hereof;
(iv)
you will comply with all applicable laws, regulations and rules as well as with applicable profession ethical rules; and
(v)
you will make all required disclosures regarding your engagement hereunder.

If you are, or become, a member of any committee that develops formularies or clinical practice guidelines, you hereby warrant that you shall disclose to such committee the nature and existence of this Agreement with ITEOS and shall follow any other procedure that the individual formulary or clinical practice guideline may require. This obligation shall survive expiration of this Agreement for a period of two (2) years.

14.
You understand and agree that in your relationship with ITEOS hereunder, you are acting in the capacity of an independent contractor and that you have no authority to represent or act on behalf of ITEOS. You are not, nor shall you be deemed to be at any time during the term of this Agreement, an employee of the ITEOS. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. In the performance of the Services, you have the authority to control and direct the performance of the details of the Services, ITEOS being interested only in the results obtained. However, the Services contemplated by the Agreement must meet ITEOS’s reasonable standards and approval.

15.
You further agree that you are not entitled to participate in any employee benefit plans of ITEOS or in any other such benefit or entitlement. You acknowledge that you are responsible for the payment of all taxes and statutory welfare contributions, if any, that apply to the compensation hereunder. Any fees paid for Services shall be deemed to include any and all charges for taxes, social security contributions and similar charges thereon, the payment for which you hereby acknowledge your responsibility.
16.
You shall not assign this Agreement or subcontract any of your duties hereunder to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process or otherwise) without the prior written consent of ITEOS. ITEOS shall be entitled to assign this Agreement to any of its subsidiaries, affiliates, and/or its parent corporation, or any

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of such parent corporation's subsidiaries and/or affiliates (including by operation of law, judicial process or otherwise) without your prior written consent.
17.
No term, condition or other provision of any attachment(s) or addenda to this Agreement shall supersede any term, condition or other provision of this Agreement, and with respect to any inconsistency or ambiguity, this Agreement shall govern. This Agreement, together with each duly signed Work Order (if any), represents the entire understanding of the Parties and hereby supersedes all prior understandings and agreements, whether oral or written, between the Parties with respect to the Services to be performed. This Agreement and any Work Order may only be amended by a written instrument signed by both Parties hereto. If any term or condition of this Agreement, shall be held illegal, invalid or unenforceable, the remaining terms and conditions of this Agreement shall not be affected thereby and such terms and conditions shall be valid and enforceable to the fullest extent permitted by law.
18.
You acknowledge that each affiliated ITEOS company shall be deemed a third party beneficiary of this Agreement.
19.
Data Protection Laws

20.1 Each party acknowledges that for the purposes of applicable data protection laws, including, without limitation, the General Data Protection Regulation (‘GDPR’), it is a ‘controller’ as defined by the GDPR.

20.2 Each party shall comply with its obligations under the GDPR, including, without limitation:

Obtaining all necessary consents or establishing such other legal basis as may be required under the GDPR to enable the processing of candidates’ personal data for the purposes of the Agreement;

Providing all necessary transparency information as may be required under the GDPR for the performance of the Agreement; and

Complying with the principles and all other applicable requirements of the GDPR (including in relation to data transfers) in relation to all Personal Data processed in the performance of the Agreement.

20.3 Breach of this Section shall be deemed a material breach of the terms of the

Agreement.

20.
You acknowledge and consent to the collection, processing and onward transfer of your personal data by ITEOS and its affiliates (wherever located, including in the U.S.) as it relates to your relationship with ITEOS (including this consulting work and other points of contact), and agree that ITEOS may identify you as having performed the Services pursuant to this Agreement in communications with its affiliates or to third parties wherever located.
21.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of the courts of New York, New York for any action, suit or proceeding arising out of this Agreement.

22.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Electronic signatures will be as binding as original signatures.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

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ITEOS THERAPEUTICS INC.:	ACCEPTED BY CONSULTANT:
/s/ Michel Detheux	/s/ Matthew Roden
Name: Michel Detheux	Name: Matthew Roden
Title: President and CEO

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EXHIBIT A: SCOPE OF SERVICES

Re: Work Order No. 1

This Work Order serves as an addendum to the Agreement and is incorporated therein and expressly made a part thereof. This Work Order is effective as from the date of the last signature below. The Agreement is hereby amended as follows:

WORK ORDER / SERVICES:

You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and counseling and participating in meetings and telephone conference as requested by the Science and Technology Committee of the Company’s Board of Directors or the Company’s Chief Executive Officer.

TERM:

The Services provided pursuant to this Work Order shall be completed on or before January 31, 2024.

FEES:

ITEOS shall pay you the following fees for your Services and will reimburse for reasonable out-of-pocket expenses in performing the Services, provided the expenses are pre-approved by the ITEOS:

A yearly fee of $5,000 and an additional hourly fee of $400 per hour for each hour you perform the Services during the Term. This payment shall be considered full and complete compensation for all Services rendered in accordance with this Agreement.

EQUITY:

The outstanding Company equity awards issued to you as of the Effective Date, as attached hereto in Exhibit B, shall continue to be eligible to vest through the last day of the Term in accordance with the Company’s 2020 Stock Option and Incentive Plan, as amended (“2020 Plan”), and/or any award agreement executed by you (collectively, the “Equity Agreement”). Provided that the Term does not terminate for Cause, as defined in the 2020 Plan, your Company stock option awards that are vested and outstanding as of the last day of the Term shall remain exercisable during the 6-month period following the Term. All of your Company equity awards that remain unvested as of the last day of the Term shall be immediately cancelled and forfeited as of such date for no consideration.

ITEOS THERAPEUTICS INC.	CONSULTANT
/s/ Michel Detheux	/s/ Matthew Roden
Name: Michel Detheux	Name: Matthew Roden
Title: President and CEO

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